UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.    )

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☐	Soliciting Material Pursuant to §240.14a-12

Universal Health Realty Income Trust

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notes:

May 2, 2005

Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders of Universal Health Realty Income Trust (the “Trust”) which will be held on Wednesday, June 1, 2005 at 10:00 AM, at the offices of the Trust, Universal Corporate Center, 367 South Gulph Road, King of Prussia, Pennsylvania for the following purposes:

(1)	the election by the holders of Trust Shares of two Class I Trustees, both Trustees to serve for a term of three years, until the annual election of Trustees in the year 2008 and election and qualification of their successors; and

(2)	To transact such other business as may properly come before the meeting or any adjournment thereof.

Detailed information concerning these matters is set forth in the attached Notice of Annual Meeting of Shareholders and Proxy Statement.

Whether or not you plan to attend the meeting, please either vote by telephone, internet, or promptly sign and return your proxy card in the enclosed envelope. If you then attend and wish to vote your shares in person, you still may do so. In addition to the matters noted above, we will discuss the business of the Trust and be available for shareholders’ comments and discussion relating to the Trust.

I look forward to seeing you at the meeting.

Sincerely,

Alan B. Miller Chairman of the Board, Chief Executive Officer and President

SKU0802-PS-05

UNIVERSAL CORPORATE CENTER

367 SOUTH GULPH ROAD

KING OF PRUSSIA, PENNSYLVANIA 19406

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

June 1, 2005

Notice is hereby given that the Annual Meeting of Shareholders of Universal Health Realty Income Trust (the “Trust”) will be held on Wednesday, June 1, 2005 at 10:00 AM, at the offices of the Trust, Universal Corporate Center, 367 South Gulph Road, King of Prussia, Pennsylvania for the following purposes:

(1)	the election by the holders of Trust Shares of two Class I Trustees, both Trustees to serve for a term of three years, until the annual election of Trustees in the year 2008 and election and qualification of their successors; and

(2)	To transact such other business as may properly come before the meeting or any adjournment thereof.

Only shareholders of record at the close of business on April 21, 2005 are entitled to vote at the Annual Meeting.

All shareholders are cordially invited to attend the meeting in person. IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THIS MEETING. EVEN IF YOU PLAN TO ATTEND THE MEETING, WE HOPE THAT YOU WILL READ THE ENCLOSED PROXY STATEMENT AND THE VOTING INSTRUCTIONS ON THE ENCLOSED PROXY CARD, AND THEN VOTE (1) BY COMPLETING, SIGNING, DATING AND MAILING THE PROXY CARD IN THE ENCLOSED POSTAGE PRE-PAID ENVELOPE, OR (2) BY CALLING THE TOLL-FREE NUMBER LISTED ON THE PROXY CARD, OR (3) VIA THE INTERNET AS INDICATED ON THE PROXY CARD. THIS WILL NOT LIMIT YOUR RIGHT TO ATTEND OR VOTE AT THE MEETING.

BY ORDER OF THE BOARD OF TRUSTEES

Cheryl K. Ramagano

Secretary

King of Prussia, Pennsylvania

May 2, 2005

Universal Corporate Center

367 South Gulph Road

King of Prussia, PA 19406

PROXY STATEMENT

GENERAL

This Proxy Statement and enclosed form of Proxy are furnished to the shareholders of Universal Health Realty Income Trust, a real estate investment trust organized under the laws of the State of Maryland (the “Trust”), in connection with the solicitation of Proxies by the Board of Trustees for use at the Annual Meeting of Shareholders, to be held at Universal Corporate Center, 367 South Gulph Road, King of Prussia, Pennsylvania on Wednesday, June 1, 2005 at 10:00 AM, and at any adjournment thereof. This Proxy Statement and related form of Proxy were first sent to shareholders of the Trust on or about May 2, 2005. The Annual Meeting is being held to: (1) elect two Class I Trustees of the Trust, both of whom will serve for a term of three years until the annual election of Trustees in the year 2008 and the election and qualification of their successors, and (2) transact such other business as may properly be brought before the meeting or any adjournment thereof.

A form of Proxy for use at the meeting is enclosed. Any shareholder may revoke a Proxy at any time before the authority granted by it is exercised by giving written notice of revocation to the Secretary of the Trust, by submitting another executed Proxy to the Secretary of the Trust bearing a later date (but prior to the voting of such Proxy), or by attending the meeting and asking (prior to the voting of such Proxy) for the return of such Proxy. Unless otherwise indicated on the Proxy, shares represented by any Proxy will, if the Proxy is properly executed and received by the Trust prior to the Annual Meeting, be voted FOR the nominees for Trustees.

Voting Electronically and by Telephone

Instead of submitting your vote by mail on the enclosed proxy card, your vote may be submitted by telephone or via the Internet. Please note that there are separate telephone and Internet voting arrangements depending on whether shares registered in the Trust’s stock records are in your name or in the name of a brokerage firm or bank. If you vote by telephone or via the Internet, you do not have to return your proxy card to the Trust.

The telephone and Internet voting procedures are designed to authenticate shareholders’ identities, to allow shareholders to have their shares voted and to confirm that their instructions have been properly recorded. Shareholders voting via the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, that will be borne by the shareholder. Shareholders who vote by telephone will be able to utilize a toll-free telephone number, the cost of which is borne by the Trust.

For Shares Registered Directly in the Name of the Shareholder

Shareholders with shares registered directly in their name in the Trust’s stock records maintained by its transfer agent, EquiServe Trust Company, N.A. (“EquiServe”), may vote their shares in any of the following ways:

•	by telephone by calling (toll-free) 1-877-779-8683,

•	via the Internet at the following address on the World Wide Web: http://www.eproxyvote.com/uht

•	by mailing their signed proxy card, or

•	by attending the meeting and voting in person.

Specific instructions to be followed by registered shareholders are set forth on the enclosed proxy card. Votes submitted by telephone or via the Internet through EquiServe as described herein must be received by 12:00 Midnight, Eastern Time on May 31, 2005.

For Shares Registered in the Name of a Brokerage Firm or Bank

A number of brokerage firms and banks are participating in separate programs that offer telephone and/or Internet voting options. Such programs are different from the programs provided by EquiServe for shares registered directly in the name of the shareholder. If your shares are held in an account at a brokerage firm or bank participating in any such program, you may vote those shares by telephone and/or via the Internet in accordance with instructions set forth on the voting form provided to you by the brokerage firm or bank that holds your shares.

Only holders of record of the shares of beneficial interest of the Trust, par value $.01 per share, at the close of business on April 21, 2005 will be entitled to vote at the meeting. On that date, there were 11,760,881 shares outstanding. Each share is entitled to one vote on each of the matters to be presented at the meeting. Shareholders entitled to vote for the election of the Trustees can withhold authority to vote for them. Each nominee will be elected if he receives a plurality of the votes cast. Broker non-votes are treated as shares as to which the beneficial owners have withheld voting authority and therefore are shares not entitled to vote on the matter. As of April 21, 2005, the Trust’s current Trustees and officers as a group owned of record or beneficially 73,722 shares (excluding shares issuable upon exercise of options), representing 0.63% of the outstanding shares.

A copy of the Trust’s Annual Report to shareholders, including financial statements for the year ended December 31, 2004, is enclosed.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth as of March 31, 2005, the number of shares and the percentage of outstanding shares owned beneficially, within the meaning of Securities and Exchange Commission Rule 13d-3, (i) by each person who is known by the Trust to own beneficially more than 5% of its shares; (ii) by each Trustee and Trustee nominee and each executive officer named in the Summary Compensation Table, and; (iii) by all Trustees and executive officers of the Trust as a group.

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership		Percent of Outstanding Shares

Universal Health Services, Inc. (“UHS”)	784,774	(2)	6.7%
367 South Gulph Road King of Prussia, PA 19406

Barclays Global Investors, N.A.	823,680	(3)	7.0%
45 Fremont Street San Francisco, CA 94105

Miles L. Berger	5,000	(4)	(5)
Berger Management Services, LLC 737 N. Michigan Ave., Suite 1570 Chicago, IL 60611

Daniel M. Cain	6,696	(4)	(5)
Cain Brothers & Company, LLC 360 Madison Avenue, 5th Floor New York, NY 10017

James E. Dalton, Jr.	4,000	(4)	(5)
6505 Edinburgh Drive Nashville, TN 37221

Elliot J. Sussman, M.D.	2,000	(4)	(5)
Lehigh Valley Hospital & Health Network Cedar Crest Blvd. & Interstate 78 Allentown, PA 18105

Myles H. Tanenbaum	9,000	(4)	(5)
Arbor Enterprises Four Tower Bridge, Suite 400 200 Barr Harbor Drive W. Conshohocken, PA 19428

Alan B. Miller	99,150	(4)(6)	(5)

Charles F. Boyle	13,761	(4)	(5)

Cheryl K. Ramagano	11,553	(4)	(5)

Timothy J. Fowler	10,312	(4)	(5)
3525 Piedmont Rd., N.E. Atlanta, GA 30305

All Trustees & Executive Officers as a group (9 persons)	161,472	(4)(6)	1.4%

(1)	Unless otherwise shown, the address of each beneficial owner is c/o Universal Health Realty Income Trust, Universal Corporate Center, 367 South Gulph Road, King of Prussia, PA 19406.
(2)	UHS has an option to maintain ownership of a minimum of 5% of the outstanding shares of the Trust.
(3)	These securities are held by Barclays Global Investors, N.A. Information is based on Schedule 13G filed February 14, 2005.
(4)	Includes shares issuable pursuant to stock options to purchase shares of beneficial interest held by officers and Trustees of the Trust and exercisable within 60 days of March 31, 2005 as follows: Miles L. Berger (4,000); Daniel M. Cain (4,000); James E. Dalton, Jr. (4,000); Elliot J. Sussman, M.D. (1,500); Myles H. Tanenbaum (4,000); Alan B. Miller (45,750); Charles F. Boyle (8,500); Cheryl K. Ramagano (8,500) and Timothy J. Fowler (7,500).
(5)	Less than 1%.
(6)	Includes 16,000 shares of beneficial interest beneficially owned by the Alan B. Miller Family Foundation, Alan B. Miller, as Trustee.

PROPOSAL NO. 1

ELECTION OF TRUSTEES

The Trust was organized under the laws of the State of Maryland as a real estate investment trust on August 6, 1986. Trustees of the Trust, Mr. Miller and Mr. Cain, assumed their positions with the Trust at the inception of the Trust. Mr. Tanenbaum was elected in November 1990, Mr. Dalton was elected in December 1997, Mr. Berger was elected in December 1998 and Dr. Sussman was elected in 1999. Pursuant to the Declaration of Trust, the Trustees of the Trust have been divided into three classes, with staggered terms. The terms of the Trustees in Class I expire at this meeting, the terms of the Trustees in Class II expire at the 2006 Annual Meeting and the terms of the Trustees in Class III expire at the 2007 Annual Meeting. At each Annual Meeting, Trustees are elected for a term of three years to succeed those in the class whose term is expiring at such Annual Meeting.

The persons listed below currently constitute the Trust’s Board of Trustees. The nominees for the Class I Trustees are Alan B. Miller and Myles H. Tanenbaum, with terms expiring at the 2008 Annual Meeting. They have been nominated to be elected for three-year terms. The Trustees have no reason to believe that the nominees will be unavailable for election; however, if the nominees become unavailable for any reason, the shares represented by the Proxy will be voted for the persons, if any, who are designated by the Board of Trustees to replace the nominees. The nominees have consented to be named and have indicated their intent to serve if elected.

Pursuant to the Declaration of Trust, a majority of the Trust’s Trustees must be “Independent Trustees” with each class of Trustees containing at least one Independent Trustee. The Declaration of Trust defines an “Independent Trustee” as a Trustee who is not an affiliate of Universal Health Services, Inc. (“UHS”), the parent company of the Trust’s Advisor, and does not perform any services for the Trust, except as Trustee.

The following information is furnished with respect to the nominees for election as a Trustee and each member of the Board of Trustees whose term of office will continue after the meeting.

Name	Class of Trustee	Age	Principal Occupation During the Last Five Years	Trustee Since

NOMINEES WHOSE TERMS EXPIRE IN 2008

Alan B. Miller	I	67	Chairman of the Board and Chief Executive Officer since 1986 and President of the Trust since February 2003. Chairman of the Board, President and Chief Executive Officer of Universal Health Services, Inc. since 1978. Director of Penn Mutual Life Insurance Company and Broadlane, Inc.	1986

Myles H. Tanenbaum*	I	74	Chairman of the Board of Arbor Enterprises since 1989. Formerly President and CEO of both Arbor Property Trust (NYSE) (successor to EQK Green Acres, L.P.), 1986-1997, and EQK Realty Investors (NYSE), 1985-89. Director of Mezzanine Capital Property Investors, Inc., and the Board of Directors of Presbyterian Hospital, and a member of the Board of Trustees of the University of Pennsylvania and of the Board of Overseers of the University’s Law School.	1990

Name	Class of Trustee	Age	Principal Occupation During the Last Five Years	Trustee Since
TRUSTEES WHOSE TERMS EXPIRE IN 2006

Daniel M. Cain	II	60	Chief Executive Officer and Managing Director, Cain Brothers & Company, LLC. General Partner, CB Health Ventures, a medical Venture Fund. Mr. Cain is a Trustee of the CDC Nvest and Loomis-Sales Funds and Director of Sheridan Health Corp and Brim.	1986

James E. Dalton, Jr.*	II	62	President, Edinburgh Associates, Inc. Prior thereto, President, Chief Executive Officer and Director of Quorum Health Group, Inc.; Regional Vice President of Health Trust, Inc., Division Vice President of Hospital Corporation of America, and Regional Vice President of HCA Management Company. Director of Neighborcare, Inc.	1997
TRUSTEES WHOSE TERMS EXPIRE IN 2007

Miles L. Berger*	III	74	Chairman of the Board, Berger Financial Services Corp., and Berger Management Services, LLC; Trustee, Innkeepers Trust USA, Board of Directors, Medallion Bank.	1998

Elliot J. Sussman, M.D.*	III	53	President and Chief Executive Officer of Lehigh Valley Hospital and Health Network since 1993.	1999

*	Independent Trustee

Vote Required

The nominees receiving the highest number of affirmative votes of the shares of beneficial interest, present in person or represented by proxy and entitled to vote, a quorum being present shall be elected as the Class I Trustees. Only votes cast for a nominee will be counted, except that the accompanying proxy will be voted for all nominees in the absence of instruction to the contrary. Abstentions, broker non-votes and instructions on the accompany proxy card to withhold authority to vote for one or more nominees will result in the respective nominees receiving fewer votes. However, the number of votes otherwise received by the nominee will not be reduced by such action.

The Trustees recommend a vote FOR the election of these nominees as Trustees.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Trust’s Trustees and executive officers, and persons who own more than ten percent of a registered class of the Trust’s equity securities, to file with the Securities and Exchange Commission and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of the shares and other equity securities of the Trust. The Trust believes that during the 2004 fiscal year, the Trustees, executive officers and holders of more than 10% of the Trust’s shares of beneficial interest complied with all Section 16(a) filing requirements.

Universal Health Realty Income Trust

Summary Compensation Table

		Annual Compensation					Long-term Compensation Awards
Name and principal position	Fiscal Year	Salary ($)	Bonus($)		Other Annual Compensation ($)(a)		Restricted stock awards ($)	Securities Underlying Options (#)	All Other Compensation
Alan B. Miller, Chairman of the Board, Chief Executive Officer and President	2004 2003 2002	— — —		— — —		$96,000 89,685 86,400	— — —	— 3,000 —	— — —

Charles F. Boyle, Vice President and Chief Financial Officer	2004 2003 2002	— — —		— — —	$ $	19,000 18,620 14,400	— — —	— 2,000 —	— — —

Cheryl K. Ramagano, Vice President, Secretary and Treasurer	2004 2003 2002	— — —		— — —	$ $	19,000 18,620 14,400	— — —	— 2,000 —	— — —

Timothy J. Fowler, Vice President, Acquisition and Development	2004 2003 2002	— — —		— — —	$ $	15,000 14,700 14,400	— — —	— — —	— — —

Kirk E. Gorman, Former President, Chief Financial Officer and Secretary and former Trustee (b)	2004 2003 2002	— — —	$	— 12,500 50,000	$	— 18,313 24,000	— — —	— — —	— — —

(a)	Other Annual Compensation in 2004, 2003 and 2002 for Messrs. Miller, Boyle, Fowler and Gorman and Ms. Ramagano consist of dividends accrued in respect of dividend equivalent rights held by each person in connection with the Trust’s 1997 Incentive Plan. Mr. Gorman’s dividend equivalent rights were accrued through the third quarter of 2003, after which he resigned from the Board of Trustees. As of December 31, 2004 and 2003, Messrs. Miller, Boyle and Fowler and Ms. Ramagano held 48,000, 9,500, 7,500 and 9,500 dividend equivalent rights, respectively. The Other Annual Compensation amounts shown above were computed by multiplying each participant’s dividend equivalent rights by the declared dividends per share of $2.00 in 2004, $1.96 in 2003 and $1.92 in 2002.
(b)	During the first quarter of 2003, Mr. Kirk E. Gorman ceased being the President, Chief Financial Officer and Secretary of the Trust. During the fourth quarter of 2003, Mr. Gorman resigned from the Trust’s Board of Trustees.

Option Grants in Last Fiscal Year

There were 5,000 options and dividend equivalent rights granted by the Trust during 2004, all of which were granted to Trustees.

Aggregated Option Exercises in Last Fiscal Year

and Fiscal Year-End Option Values

Name	Shares Acquired on Exercise(#)	Value Realized($)	Number of Securities Underlying Unexercised Options at Fiscal Year-End(#)		Value of Unexercised In-the-Money Options at Fiscal Year-End($)(1)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Alan B. Miller	0	0	45,750	2,250	$687,243	$6,053
Charles F. Boyle	0	0	8,000	1,500	$104,228	$8,820
Cheryl K. Ramagano	0	0	8,000	1,500	$104,228	$8,820
Timothy J. Fowler	0	0	7,500	0	$101,288	$0

(1)	Based on the difference between the exercise price (excluding dividend equivalent rights) and the closing price of the share of beneficial interest on the New York Stock Exchange on December 31, 2004 of $32.13 per share.

Compensation Committee Report on Executive Compensation

During 1997, the Trust’s Board of Trustees approved the Universal Health Realty Income Trust 1997 Incentive Plan (the “Plan”), which is a stock option and dividend equivalent rights plan for the employees of the Trust, including executive officers and trustees. A combined total of 400,000 shares and dividend equivalent rights have been reserved for issuance under the Plan. As of December 31, 2004, there was a combined total of 162,750 stock options and dividend equivalent rights available for issuance pursuant to the terms of the Plan. Since inception of the Plan, there have been a combined total of 237,250 stock options with dividend equivalent rights granted (net of cancellations).

The Compensation Committee, which is composed of independent trustees of the Trust, believes that in the general absence of cash compensation, it is important to provide the executive officers of the Trust, including the chief executive officer, an incentive to increase shareholder value by awarding equity based compensation. Because the substantial portion of the return of real estate investment trusts like the Trust is comprised of the dividend payable on the shares rather than share price appreciation, the Committee believes that the 1997 Incentive Plan with its dividend equivalent rights feature provides the appropriate incentive for eligible participants. The Committee will evaluate from time to time the compensation payable to its officers in light of the performance of the Trust, the individuals involved and competitive factors.

COMPENSATION COMMITTEE

Elliot J. Sussman, M.D., Chairman

James E. Dalton, Jr.

Miles L. Berger

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee of the Trust’s Board of Trustees is composed of Elliot J. Sussman, M.D., James E. Dalton, Jr. and Miles L. Berger. All the members of the Compensation Committee are Independent Trustees and are independent as defined by the New York Stock Exchange.

STOCK PRICE PERFORMANCE GRAPH

The Stock Price Performance Graph below shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent the Trust specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN

(The Trust, S&P 500, Peer Group)

	Base Period Dec99	INDEXED RETURNS Years Ending
Company Name / Index		Dec00	Dec01	Dec02	Dec03	Dec04
UNIVERSAL HEALTH REALTY INCOME TRUST	$100	$150.38	$193.19	$232.43	$286.06	$325.47
S&P 500 INDEX	$100	$90.90	$80.09	$62.39	$80.29	$89.03
PEER GROUP	$100	$113.99	$171.41	$187.94	$277.83	$334.38

The total cumulative return on investment (change in the year-end stock price plus reinvested dividends) for each of the periods for the Trust, the peer group and the S&P 500 Composite is based on the stock price or composite index at the end of fiscal 1999.

The above graph compares the performance of the Trust with that of the S&P 500 and a group of peer companies with the investment weighted on market capitalization. Companies in the peer group are as follows: Health Care Property Investors, Inc., Nationwide Health Properties, Inc., American Health Properties (merged with Health Care Property Investors, Inc. in 1999), Omega Healthcare Investors, Inc., Health Care REIT, Inc., G&L Realty Corp. (acquired in Oct. 2001), Healthcare Realty Trust, LTC Properties, Inc., National Health Investors, Inc. and National Health Realty, Inc.

BOARD OF TRUSTEES

MEETINGS OF THE BOARD

Regular meetings of the Trustees are generally held quarterly, while special meetings are called when necessary. Before each meeting, Trustees are furnished with an agenda and background materials relating to matters to be discussed. During 2004, there were four regular meetings and two special meetings of the Board of Trustees. All Trustees attended at least 75% of the meetings. Board members are expected to attend the annual meeting of shareholders. Four Board members attended the 2004 Annual Meeting of Shareholders.

Shareholders who wish to send communications to the Board or an individual Trustee should address such communications to Universal Health Realty Income Trust, c/o Cheryl K. Ramagano, Secretary, Universal Corporate Center, 367 South Gulph Road, King of Prussia, PA 19406. The Secretary will forward such communications to the Board or the specified individual Trustee to whom the communication is directed unless such communication is unduly hostile, threatening, illegal or similarly inappropriate, in which case the Secretary has the authority to discard the communication or take appropriate legal action regarding such communication.

The Trust’s Governance Guidelines provide that the Board shall hold, in accordance with a schedule determined by the Nominating & Governance Committee of the Board, executive sessions where non-management trustees (i.e., trustees who are not Trust officers, but who do not otherwise have to qualify as “independent trustees”) meet without management participation (except as otherwise specifically requested by the non-management trustees). During 2004, the non-management trustees met without management participation three times. Interested parties may communicate directly and confidentially with the Lead Trustee or with the non-management trustees of the Board as a group by writing to that person at Universal Health Realty Income Trust, c/o Cheryl K. Ramagano, Secretary, Universal Corporate Center, 367 South Gulph Road, King of Prussia, PA 19406.

The Board of Trustees has determined that four of its six members (Elliot J. Sussman, M.D., James E. Dalton, Jr., Miles L. Berger and Myles H. Tanenbaum) are independent trustees under the NYSE listing standards.

COMPENSATION OF TRUSTEES

During 2005, each Independent Trustee will be paid by the Trust annual compensation of $15,000 for service as a Trustee plus $1,000 for attendance in person at each regular meeting of the Board of Trustees or an additional $500 for telephonic participation. An additional $500 will be paid for participation in each Committee meeting or special meeting of the Board of Trustees. During 2005, Miles L. Berger, Lead Trustee, will be compensated an additional $2,500 plus an additional $1,250 of compensation for his position of Nominating and Governance Chairman. Also, during 2005, Myles H. Tanenbaum, Chairman of the Audit Committee, will be compensated an additional $5,000, and Elliott J. Sussman, M.D. and James E. Dalton, Jr., members of the Audit Committee, will be compensated an additional $1,250 each. Additionally, during 2005, Elliot J. Sussman, Chairman of the Compensation Committee will be compensated an additional $1,250. In addition, the Trust will reimburse all Trustees for travel expenses incurred in connection with their duties as Trustees of the Trust.

During 2004, each non-management Trustee was paid by the Trust annual compensation of $10,000 for service as a Trustee plus $1,000 for attendance in person at each meeting of the Board of Trustees plus an additional $500 for participation in each Audit Committee meeting. In addition, the Trust reimbursed all Trustees for travel expenses incurred in connection with their duties as Trustees of the Trust. Additionally, during 2004, Myles H. Tanenbaum, Chairman of the Audit Committee, was compensated an additional $2,500; James E. Dalton, Jr. and Elliott J. Sussman, M.D. were each compensated an additional $1,250 as members of the Audit

Committee. In 1992, the Board of Trustees and the shareholders adopted a Share Compensation Plan For Outside Trustees, pursuant to which Trustees may elect to receive their annual compensation in the form of shares in lieu of cash. As of December 31, 2004, no shares have been issued under the terms of this plan.

During 1997, the Trust’s Board of Trustees approved the Universal Health Realty Income Trust 1997 Incentive Plan (the “Plan”), which is a stock option and dividend equivalent rights (“DERs”) plan for the employees of the Trust, including officers and Trustees. The Plan was adopted by the shareholders at the 1998 Annual Shareholders Meeting. There are a combined total of 400,000 shares and DERs reserved for issuance under the Plan. During 2004, in connection with the Plan, Messrs. Daniel M. Cain, James E. Dalton Jr., Miles L. Berger, Myles H. Tanenbaum and Elliot J. Sussman, M.D. each received 1,000 stock options and 1,000 DERs, with an exercise price of $34.07 per share representing the closing sale price of the Trust’s shares of beneficial interest on the date of grant. Also, in connection with the Plan, during 2003, Mr. Miller received 3,000 stock options and 3,000 DERs, with an exercise price of $29.44 per share. Mr. Boyle and Ms. Ramagano each received 2,000 stock options and 2,000 DERs, with an exercise price of $26.25 per share. Exercise prices represent the closing sale price of the Trust’s shares of beneficial interest on the date of grant. Also in connection with the Plan, in September, 2002, Messrs. Daniel M. Cain, James E. Dalton Jr., Miles L. Berger, Myles H. Tanenbaum and Elliott J. Sussman, M.D. each received 1,000 stock options and 1,000 DERs, with an exercise price of $27.65 per share representing the closing sale price of the Trust’s shares of beneficial interest on the date of grant. As of December 31, 2004, there were 5,500 stock options and 5,500 DERs issued and outstanding to each of Messrs. Cain, Tanenbaum, Dalton and Berger and 3,000 stock options and 3,000 DERs issued and outstanding to Elliot J. Sussman, M.D.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Relationship with Universal Health Services, Inc.

The Advisor and the Advisory Agreement

The Trust, with the approval of the Board of Trustees, including all the Trustees who are unaffiliated with UHS (the “Independent Trustees”), entered into an Advisory Agreement with UHS of Delaware, Inc. (the “Advisor”), a wholly-owned subsidiary of Universal Health Services, Inc. (“UHS”), pursuant to an Advisory Agreement dated December 24, 1986 (the “Advisory Agreement”). The Advisory Agreement expires on December 31 of each year, however, it is renewable by the Trust, subject to a determination by the Independent Trustees that the Advisor’s performance has been satisfactory. The Advisory Agreement may be terminated for any reason upon sixty days written notice by the Trust or the Advisor. The Advisory Agreement has been renewed for 2005. All transactions with UHS must be approved by the Independent Trustees. Mr. Alan B. Miller serves as Director and President of the Advisor and Chairman of the Board, Chief Executive Officer and President of UHS. Mr. Alan B. Miller is Chairman of the Board, Chief Executive Officer and President of the Trust, Charles F. Boyle is Vice President and Chief Financial Officer of the Trust and Controller of UHS, Cheryl K. Ramagano is Vice President, Treasurer and Secretary of the Trust and Treasurer of UHS, Timothy J. Fowler is Vice President, Acquisitions and Development of the Trust and Bruce R. Gilbert, General Counsel of UHS, serves as General Counsel to the Trust. The Trust’s officers are all employees of UHS and as of December 31, 2004, the Trust had no salaried employees.

Under the Advisory Agreement, the Advisor is obligated to present an investment program to the Trust, to use its best efforts to obtain investments suitable for such program (although it is not obligated to present any particular investment opportunity to the Trust), to provide administrative services to the Trust and to conduct the

Trust’s day-to-day affairs. In performing its services under the Advisory Agreement, the Advisor may utilize independent professional services, including accounting, legal, tax and other services, for which the Advisor is reimbursed directly by the Trust. Pursuant to the Advisory Agreement, the Trust paid the Advisor approximately $1.5 million in 2004, $1.5 million in 2003 and $1.4 million in 2002. The Advisory Agreement provides that the Advisor is entitled to receive an annual advisory fee equal to .60% of the average invested real estate assets of the Trust, as derived from its consolidated balance sheet from time to time. In addition, the Advisor is entitled to an annual incentive fee equal to 20% of the amount by which cash available for distribution to shareholders for each year, as defined in the Advisory Agreement, exceeds 15% of the Trust’s equity as shown on its consolidated balance sheet, determined in accordance with generally accepted accounting principles without reduction for return of capital dividends. No incentive fees were paid during 2004, 2003 and 2002. The advisory fee is payable quarterly, subject to adjustment at year end based upon the audited financial statements of the Trust.

The Advisory Agreement does not restrict the Advisor from rendering advice to other investors (including other real estate investment trusts) or from managing other investments, including those of investors or investments advised, sponsored or organized by the Advisor. The Advisor also may render such services to joint ventures and partnerships in which the Trust is a co-venturer or partner and to the other entities in such joint ventures and partnerships, and the Advisor is not obligated to present any particular investment opportunity to the Trust. There is no restriction on the right of any director, officer, employee or stockholder of the Advisor, or any affiliate of UHS, to engage in any other business or to render services of any kind to any corporation, partnership or other entity (including competitive business activities). The Advisor has informed the Board of Trustees that it does not presently intend to provide advisory services to any other real estate investment trust and has agreed to inform the Board of any change in such intention.

Properties and Leases

The Trust effectively commenced business on December 24, 1986, the closing date for the purchase for properties from certain subsidiaries of UHS in exchange for shares of beneficial interest, $.01 par value, in the Trust. The acquired properties were immediately leased back to the respective subsidiaries. As of December 31, 2004, subsidiaries of UHS leased five of the seven hospital facilities owned by the Trust with terms expiring through 2009. The leases with subsidiaries of UHS are guaranteed by UHS and are cross-defaulted with one another. These leases contain remaining renewal options ranging from two to five, five-year periods. These leases accounted for 58% of the total revenue of the Trust for the five years ended December 31, 2004 (51% for the year ended December 31, 2004). Including 100% of the revenues generated at the unconsolidated LLCs in which the Trust has various non-controlling equity interests ranging from 33% to 99%, the UHS leases accounted for 29% of the combined consolidated and unconsolidated revenue for the five years ended December 31, 2004 (27% for the year ended December 31, 2004).

On December 31, 2004, the Trust completed the sale of the real estate assets of Virtue Street Pavilion, located in Chalmette, Louisiana, to the former lessee of the facility, a wholly-owned subsidiary of UHS. Pursuant to the terms of the lease on the facility, the lessee exercised its option to purchase the facility at its fair market value upon the December, 2004 lease expiration. Accordingly, pursuant to the terms of the lease, independent appraisals were obtained by the Trust and the lessee, which indicated that the fair market value of the property, and therefore the sale price, was $7,320,000. The sale resulted in a gain of $833,000 which is reflected as “Income from discontinued operations, net” in the Consolidated Statements of Income for the year ended December 31, 2004. The annual minimum rent payable to the Trust under the Virtue Street Pavilion lease with UHS was $1,261,000 and no bonus rent was earned on this facility during 2004, 2003 or 2002. As a result of the sale of the Virtue Street Pavilion, the Trust’s future funds from operations and results of operations will likely be adversely affected since at interest rates as currently projected, the reduction in annual interest expense resulting from repayment of borrowings using the sale proceeds is likely to be approximately $1 million less than the annual rental payments previously earned by the Trust pursuant to this lease.

During the third quarter of 2004, the lease on The Bridgeway facility (lessee is a wholly-owned subsidiary of UHS), which was scheduled to expire in December, 2004, was renewed for a five-year period through December, 2009, at the same lease terms.

During the third quarter of 2004, the Trust’s Wellington Regional Medical Center, a 121-bed acute care facility located in West Palm Beach, Florida, sustained storm damage caused by a hurricane. This facility is leased by a wholly-owned subsidiary of UHS and pursuant to the terms of the lease, UHS is responsible for maintaining replacement cost property insurance for the facility, a substantial portion of which is insured by a commercial carrier. Although the facility has not experienced significant business interruption, the Trust’s Consolidated Statements of Income for the year ended December 31, 2004, includes a property write-down charge of $1.9 million representing the estimated net book value of the damaged assets. This property charge is offset by an equal amount recoverable from UHS. The Trust expects the ultimate replacement cost of the damaged property to exceed the net book value and the excess cost will also be recoverable from UHS. As of December 31, 2004, UHS spent approximately $1.9 million to replace the damaged property and this amount is reflected as construction in progress on the Trust’s Consolidated Balance Sheet as of that date. During the first quarter of 2004, the lessee of this facility completed and financed an $8.5 million expansion to the facility in order to meet patient demand. Accordingly, since the bonus rent calculation on this facility is based on net revenues, the lease was amended to exclude from the bonus rent calculation the estimated net revenues generated from the UHS-owned real estate assets (as calculated pursuant to a percentage based allocation determined at the time of expansion).

During the fourth quarter of 2003, the Trust invested $1.6 million, and during 2004 the Trust invested an additional $2.1 million (and have committed to invest an additional $200,000), in exchange for a 95% non-controlling interest in a limited liability company that acquired the Spring Valley Medical Office Building, a medical office building on the campus of Spring Valley Hospital in Las Vegas, Nevada. This MOB will be 75% master leased for five years by Valley Health System (“VHS”), a majority-owned subsidiary of UHS, on a triple net basis. The master lease for each suite was extinguished at such time that the suite was leased to another tenant acceptable to the Trust and VHS, for a minimum term of five years. As of December 31, 2004, letters of intent or lease agreements have been executed on more than 82% of the rentable space of this MOB and therefore the master lease arrangement has been extinguished.

During the third quarter of 2003, the Trust invested $8.9 million plus an additional $600,000 during the fourth quarter of 2004 ($3.0 million in equity and $6.5 million of debt financing, which was repaid to the Trust during the first quarter of 2005), for the purchase of a 98% non-controlling equity interest in a limited liability company that simultaneously purchased the 700 Shadow Lane & Goldring MOBs, consisting of three medical office buildings on the campus of Valley Hospital Medical Center in Las Vegas, Nevada. These medical office buildings were purchased from VHS and have tenants which are subsidiaries of UHS.

During the third quarter of 2002, the lessee of Chalmette Medical Center, a wholly-owned subsidiary of UHS, gave the Trust the required notice to exercise its renewal option and extended the lease on this facility for a five-year term to 2008. The renewal rate was based upon the then five-year Treasury rate plus a spread. As a result, beginning at the end of March, 2003, the annual base rental on this facility was reduced by $270,000 from $1,230,000 to $960,000.

In July, 2002, the operations of Inland Valley Regional Medical Center (“Inland Valley”) were merged with the operations of Rancho Springs Medical Center (“Rancho Springs”), an acute care hospital located in California and also operated by UHS, the real estate assets of which are not owned by the Trust. Inland Valley, the Trust’s lessee, was merged into Universal Health Services of Rancho Springs, Inc. The merged entity is now doing business as Southwest Healthcare System (“Southwest Healthcare”). As a result of merging the operations of the two facilities, the revenues of Southwest Healthcare include the revenues of both Inland Valley and Rancho Springs. Although the Trust does not own the real estate assets of the Rancho Springs facility, Southwest Healthcare became the lessee on the lease relating to the real estate assets of the Inland Valley campus. Since the bonus rent calculation for the Inland Valley campus is based on net revenues and the financial results of the two facilities are no longer separable, the lease was amended during 2002 to exclude from the bonus rent calculation, the estimated net revenues generated at the Rancho Springs campus. No assurance can be given as to the effect, if any, the consolidation of the two facilities as mentioned above, had on the underlying value of Inland Valley.

In recent years, an increasing number of legislative initiatives have been introduced or proposed in Congress and in state legislatures that would effect major changes in the healthcare system, either nationally or at the state level (see “Regulation”). In addition, the healthcare industry has been characterized in recent years by increased competition and consolidation. Management is unable to predict the effect, if any, these industry factors will have on the operating results of the Trust’s lessees, including the facilities leased to subsidiaries of UHS, or on their ability to meet their obligations under the terms of their leases with the Trust.

Pursuant to the terms of the leases with UHS, UHS has the option to purchase the respective leased facilities at the end of the lease terms or any renewal terms at the appraised market value. In addition, UHS has the rights of first refusal to: (i) purchase the respective leased facilities during, and for 180 days after, the lease terms at the same price, terms and conditions of any third-party offer, or; (ii) renew the lease on the respective leased facility at the end of, and for 180 days after, the lease term at the same terms and conditions pursuant to any third-party offer. The terms of the leases also provide that in the event UHS discontinues operations at the leased facility for more than one year, or elects to terminate its lease prior to the expiration of its term for prudent business reasons, UHS is obligated to offer a substitution property. If the Trust does not accept the substitution property offered, UHS is obligated to purchase the leased facility back from the Trust at a price equal to the greater of its then fair market value or the original purchase price paid by the Trust. As of December 31, 2004, the aggregate fair market value of the Trust’s facilities leased to subsidiaries of UHS is not known, however, the aggregate original purchase price paid by the Trust for these properties was $101.3 million (excluding Virtue Street Pavilion). As noted below, transactions with UHS must be approved by a majority of the Trustees who are unaffiliated with UHS (the “Independent Trustees”). The purchase options and rights of first refusal granted to the respective lessees to purchase or lease the respective leased facilities, after the expiration of the lease term, may adversely affect the Trust’s ability to sell or lease a facility, and may present a potential conflict of interest between the Trust and UHS since the price and terms offered by a third-party are likely to be dependent, in part, upon the financial performance of the facility during the final years of the lease term.

Management cannot predict whether the leases with subsidiaries of UHS, which have renewal options at existing lease rates, or any of our other leases, will be renewed at the end of their lease terms. If the leases are not renewed at their current rates, the Trust would be required to find other operators for those facilities and/or enter into leases on terms potentially less favorable to the Trust than the current leases.

Share Purchase Option

UHS has the option to purchase shares of beneficial interest in the Trust at fair market value to maintain a 5% interest in the Trust. As of December 31, 2004, UHS owned 6.7% of the outstanding shares of beneficial interest.

Relationship with Cain Brothers & Company, LLC

Daniel M. Cain is an officer and member of Cain Brothers & Company, LLC (“Cain Brothers”). During 2003, Cain Brothers received a $200,000 finder’s fee from Arlington Medical Properties, LLC, a limited liability company in which the Trust owns a 75% interest. As a result of this fee, Mr. Cain is not considered an Independent Trustee.

COMPENSATION COMMITTEE

The Compensation Committee is responsible for administering the 1997 Incentive Plan and it has full authority in its discretion from time to time, and at any time, to select those employees of the Trust, as the term employee is defined in the plan, to whom options will be granted, to determine the number of options subject thereto, the times at which such options shall be granted, the time at which the options shall vest, and the terms and conditions of the agreements to be entered into by the employees with the Trust. The Compensation Committee met once in 2004. Members of this Committee are Elliot J. Sussman, M.D., James E. Dalton, Jr. and Miles L. Berger.

NOMINATING & GOVERNANCE COMMITTEE

The Nominating & Governance Committee was appointed by the Board to (1) assist the Board by identifying individuals who are qualified, consistent with criteria approved by the Board, to become Board members, and to recommend to the Board the trustee nominees for the next annual meeting of shareholders; (2) develop and recommend to the Board a set of governance principals in the form of corporate governance guidelines applicable to the Trust; (3) lead and oversee the Board in its annual review of the performance of the Board and the Trust’s management; and (4) recommend to the Board trustee nominees for each committee of the Board. This Committee adopted the Trust’s Governance Guidelines. The Nominating & Governance Committee met informally on the date of each of the regular Board meetings. The members of this Committee are Miles L. Berger, Elliot J. Sussman, M.D. and James E. Dalton, Jr. The members of the Nominating & Governance Committee are independent pursuant to the listing standards of the NYSE.

The Nominating & Governance Committee will consider trustee nominees recommended by shareholders. Shareholders who wish to recommend a nominee for the Nominating & Governance Committee’s consideration may do so by submitting the individual’s name and qualifications to the Nominating & Governance Committee c/o Cheryl K. Ramagano, Secretary, Universal Corporate Center, 367 South Gulph Road, King of Prussia, PA 19406. Recommendations must be received by the Nominating & Governance Committee no later than the date by which shareholder proposals for presentation at the next annual meeting must be received. Recommended nominees will only be considered if there is a vacancy or if the Board decides to increase the size of the Board.

The Nominating & Governance Committee will evaluate the recommended nominee considering, among other factors, the following minimum qualifications: the individual’s integrity, experience, education, expertise, independence and any other factors that the Board and the Nominating & Governance Committee deem would enhance the effectiveness of the Board and the governance of the Trust. The Nominating & Governance Committee will evaluate a nominee on the same basis whether or not the individual is recommended by a shareholder. The Nominating & Governance Committee does not currently pay a fee to a third party to identify or evaluate nominees, but may consider from time to time engaging a search firm to identify trustee candidates.

AUDIT COMMITTEE

The Audit Committee is responsible for providing assistance to the Board of Trustees in fulfilling its responsibilities relating to corporate accounting and reporting practices and in maintaining a direct line of communication between the Trustees and the independent registered public accounting firm. It appoints the Trust’s independent registered public accounting firm, reviews the scope and results of the audits with the independent registered public accounting firm and considers the adequacy of the internal accounting and control procedures of the Trust. The Audit Committee met twelve times in 2004. Members of this Committee are Myles H. Tanenbaum, Elliot J. Sussman, M.D. and James E. Dalton, Jr.

The Trust’s Board has determined, in its business judgment, that each member of the Audit Committee qualifies as an “independent” trustee under the regulations adopted by the SEC and the NYSE and is financially literate and that Myles H. Tanenbaum qualifies as an “audit committee financial expert” under SEC regulations and has accounting or related financial management expertise.

A current copy of the Trust’s Governance Guidelines, Code of Ethics for Senior Financial Officers, Compensation Committee Charter, Nominating & Governance Committee Charter and Audit Committee Charter are available on the Trust’s website at www.uhrit.com. Copies of these documents also are available in print to any shareholder who requests a copy. The Trust intends to disclose any amendments to, or waivers granted with respect to, a provision of the Code of Ethics for Senior Financial Officers on the Trust’s website within five business days following the date of the amendment or waiver.

AUDIT COMMITTEE REPORT

The Board of Trustees of the Trust is committed to the accuracy and integrity of its financial reporting. The Audit Committee takes an involved and active role in delivering on this commitment.

The Audit Committee provides independent, objective oversight of the Trust’s accounting functions and internal controls.

The Committee reviews and evaluates, and discusses and consults with the Trust’s management and the internal audit personnel and the independent registered public accounting firm about the following:

•	the plan for, and the independent registered public accounting firm reports on, the audit of the Trust’s financial statements and internal control over financial reporting;

•	changes in the Trust’s accounting practices, principles, controls or methodologies, or in the Trust’s financial statements;

•	significant developments in accounting rules;

•	the adequacy of the Trust’s internal controls over financial reporting, and accounting, financial and auditing personnel; and

•	the establishment and maintenance of an environment at the Trust that promotes ethical behavior.

The Audit Committee acts under a written charter, as revised and adopted and approved by the Board of Trustees in March 2004. The Audit Committee reviews, acts on and reports to the Trust’s Board of Trustees with respect to various auditing, accounting, financial reporting, internal control and regulatory compliance matters. In discharging its oversight role, the Audit Committee may engage independent counsel and other advisers as it determines necessary. In accordance with the Sarbanes-Oxley Act of 2002, the Audit Committee also has the direct responsibility to select, evaluate, determine the compensation of, oversee, and where appropriate, replace the Trust’s independent registered public accounting firm, and has the authority to resolve disagreements between management and the Trust’s auditors. The Audit Committee may establish procedures for the receipt, retention and treatment of complaints received by the Trust regarding accounting and auditing matters, as well as confidential, anonymous submission by employees. The Trust’s Board of Trustees has determined that each of the members of the audit committee is “independent” within the meaning of the rules of the NYSE and the Securities Exchange Act of 1934, as amended by the Sarbanes-Oxley Act of 2002.

The Audit Committee recommends to the Board that the Trust’s financial statements be included in the Trust’s annual report. The Committee took a number of steps in making this recommendation for 2004:

•	First, the Committee discussed with the Trust’s independent registered public accounting firm the overall scope and plans for their audits.

•	Second, the Committee met with the independent registered public accounting firm, without management present, to discuss the results of their audits, their evaluations of the Trust’s internal controls and the overall quality of the Trust’s financial reporting.

•	Third, the Committee reviewed the audited financial statements in the Annual Report with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

•	Fourth, the Committee reviewed with the independent registered public accounting firm their judgments as to the quality, not just the acceptability, of the Trust’s accounting principles and such other matters as are required to be discussed with the Committee under auditing standards generally accepted in the United States.

•	Finally, the Committee discussed with the independent registered public accounting firm their independence from management and the Trust, including the matters in the written disclosures required by the Independence Standards Board, and considered the compatibility of non-audit services with the auditors’ independence.

The Audit Committee reviewed the Trust’s financial statements with the Board and discussed with KPMG LLP during the 2004 fiscal year, the matters required to be discussed by Statement of Auditing Standard No. 61. The Audit Committee received from KPMG LLP the written disclosures, including the letter, required by Independence Standards Board Standard No. 1 and discussed with them their independence. Based on these discussions with KPMG LLP and the financial statement review, and such other matters deemed relevant and appropriate by the Audit Committee, the Audit Committee recommended to the Board that the audited financial statements be included in the Trust’s 2004 Annual Report on Form 10-K.

Audit Committee

Myles H. Tanenbaum, Chairman

James E. Dalton, Jr.

Elliott J. Sussman, M.D.

RELATIONSHIP WITH INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

KPMG LLP served as the independent registered public accounting firm for the Trust for its 2004 and 2003 fiscal years and has been selected to serve in that capacity for the Trust for the 2005 fiscal year. It is anticipated that representatives of the Trust’s independent registered public accounting firm will be present at the Annual Meeting and will have an opportunity to make a statement, if they desire to do so, and to respond to any appropriate inquiries of the shareholders or their representatives.

Set forth below are the fees paid or accrued for the services of KPMG LLP during 2004 and 2003:

	2004	2003
Audit fees	$290,020	$198,380
Audit-related fees	—	—
Tax fees	154,000	151,170
All other fees	—	—

Total	$444,020	$349,550

Audit fees consist of services rendered to the Trust or various audits of limited liability companies in which the Trust holds equity interests. Such audit services include audits of financial statements, audit of the Trust’s annual management assessment of the effectiveness of internal control over financial reporting in 2004 (as required by Section 404 of the Sarbanes-Oxley Act of 2002), reviews of the Trust’s quarterly financial statements, and audit services provided in connection with regulatory filings. The increase in fees in 2004 is primarily due to the audit of internal controls over financial reporting.

Fees for tax services rendered in 2004 and 2003 consisted primarily of the preparation of federal and state income tax returns and consultation on various tax matters related to the Trust or limited liability companies in which the Trust holds equity interests.

The Audit Committee has considered and determined that the provision of non-audit services by the Trust’s principal auditor is compatible with maintaining auditor independence.

All audit and permissible non-audit services provided to the Trust by the independent registered public accounting firm are pre-approved by the Audit Committee, which considers whether the proposed services would impair the independence of the independent registered public accounting firm. The Audit Committee’s pre-approval is subject to the procedure established by the Audit Committee. The Chairperson of the Audit Committee may pre-approve audit and permissible non-audit services during the time between Audit Committee meetings if the fees for the proposed services are less than $25,000.

EXPENSES FOR PROXY SOLICITATION

The principal solicitation of proxies is being made by mail; however, certain officers and employees of the Trust and of the Advisor, or its affiliates, none of whom will receive additional compensation therefor, may solicit proxies by telegram, telephone or other personal contact. The Trust will bear the cost of the solicitation of the proxies, including postage, printing and handling and will reimburse the reasonable expenses of brokerage firms and others for forwarding material to beneficial owners of shares.

DATE FOR RECEIPT OF SHAREHOLDER PROPOSALS FOR

PRESENTATION AT THE 2006 ANNUAL MEETING

Any proposal that a shareholder wishes to present for consideration at the 2006 Annual Meeting must be received by the Trust no later than December 13, 2005. This date provides sufficient time for inclusion of the proposal in the 2006 proxy materials.

OTHER BUSINESS TO BE TRANSACTED

As of the date of this Proxy Statement, the Board of Trustees knows of no other business to be presented for action at the Annual Meeting. As for any other business that may properly come before the Annual Meeting, the Proxies confer discretionary authority in the persons named therein. Those persons will vote or act in accordance with their best judgment with respect thereto.

YOU ARE URGED TO VOTE, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE OR VOTE YOUR PROXY BY TELEPHONE OR INTERNET AT YOUR EARLIEST CONVENIENCE, WHETHER OR NOT YOU CURRENTLY PLAN TO ATTEND THE ANNUAL MEETING IN PERSON.

BY ORDER OF THE BOARD OF TRUSTEES

Cheryl K. Ramagano

Secretary

King of Prussia, Pennsylvania

May 2, 2005

A COPY OF THE TRUST’S ANNUAL REPORT ON FORM 10-K WILL BE SENT WITHOUT CHARGE TO ANY SHAREHOLDER REQUESTING IT IN WRITING FROM: INVESTOR RELATIONS, UNIVERSAL HEALTH REALTY INCOME TRUST, UNIVERSAL CORPORATE CENTER, 367 SOUTH GULPH ROAD, P.O. BOX 61558, KING OF PRUSSIA, PENNSYLVANIA 19406-0958.

DETACH HERE

ZUHR82

PROXY

UNIVERSAL HEALTH REALTY INCOME TRUST

This Proxy is Solicited By The Board of Trustees For The Annual Meeting of Shareholders To Be Held on June 1, 2005

Alan B. Miller and Cheryl K. Ramagano, and each of them, as the true and lawful attorneys, agents and proxies of the undersigned, with full power of substitution, are hereby authorized to represent and to vote, as designated on the reverse side, all shares of Universal Health Realty Income Trust held of record by the undersigned on April 21, 2005 at the Annual Meeting of Shareholders to be held at 10:00 a.m., on Wednesday, June 1, 2005 at Universal Corporate Center, 367 South Gulph Road, King of Prussia, Pennsylvania and at any adjournment thereof. Any and all proxies heretofore given are hereby revoked.

(This proxy is continued on reverse side)

SEE REVERSE SIDE

PLEASE SIGN ON REVERSE SIDE AND RETURN PROMPTLY

SEE REVERSE SIDE

UNIVERSAL HEALTH REALTY INCOME TRUST

C/O EQUISERVE TRUST COMPANY, N.A. P.O. BOX 8694 EDISON, NJ 08818-8694

Your vote is important. Please vote immediately.

Vote-by-Internet

Log on to the Internet and go to http://www.eproxyvote.com/uht

OR

Vote-by-Telephone

Call toll-free

1-877-PRX-VOTE (1-877-779-8683)

If you vote over the Internet or by telephone, please do not mail your card.

DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL

ZUHR81

Please mark votes as in this example.

0802

WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED AS DESIGNATED. IF NO CHOICE IS SPECIFIED, THE PROXY WILL BE VOTED “FOR” ELECTION OF THE NOMINEES FOR TRUSTEES.

1. The Election of Trustees.

Nominees: (01) Alan B. Miller, (02) Myles H. Tanenbaum

FOR TWO NOMINEES

WITHHELD FROM TWO NOMINEES

For, except vote withheld from the above nominee:

Discretionary authority is hereby granted with respect to such other matters as may properly come before the meeting.

The undersigned acknowledges receipt of the Notice of Annual Meeting of Shareholders and the Proxy Statement furnished herewith.

MARK HERE IF YOU PLAN TO ATTEND THE MEETING

MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT

NOTE: Please sign exactly as name appears hereon. Each joint owner shall sign. Executors, administrators, trustees, etc. should give full title.

Signature:

Date:

Signature:

Date: